Exhibit 99.1

CONTACTS: Dennis M. Oates	June Filingeri
Chairman,	President
President and CEO	Comm-Partners LLC
(412) 257-7609	(203) 972-0186

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2021 RESULTS

•	Q4 2021 Sales of $43.2 million up 16.3% sequentially and 38% year over year; Premium alloy sales are 16.3% of sales

•	Q4 2021 Gross margin improves to 8.7% of sales, highest reported since Q4 2019, versus 6.2% in Q3 2021

•	Q4 2021 Net loss is $1.6 million, or $0.18 per diluted share

•	Q4 2021 EBITDA is $4.1 million; Adjusted EBITDA is $4.0 million

•	Quarter-end Backlog is record $134.5 million, up 7.5% from Q3 2021, 180.5% above year-end 2020

•	Board approves two additional Vacuum-Arc Remelt (VAR) furnaces

BRIDGEVILLE, PA, January 26, 2022 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the fourth quarter of 2021 were $43.2 million, an increase of 16.3% from $37.2 million in the third quarter of 2021, and 38.0% higher than net sales of $31.3 million in the fourth quarter of 2020.

Sales of premium alloys increased 18.6% in the fourth quarter of 2021 to $7.0 million, or 16.3% of sales, compared with $5.9 million, or 16.0% of sales, in the third quarter of 2021. In the fourth quarter of 2020 premium alloy sales were $6.0 million, or 19.1% of sales. The Company’s premium alloy products are primarily sold to the aerospace end market. More than 20% of total backlog at the end of the fourth quarter consisted of premium alloy products.

The Company’s gross margin increased to $3.7 million, or 8.7% of sales, in the fourth quarter compared with $2.3 million, or 6.2% of sales, in the third quarter of 2021, and a loss of $5.1 million, or (16.2%) of sales in the fourth quarter of 2020. The sequential increase in the 2021 fourth quarter gross margin reflects continued momentum in shipment levels.

Chairman, President and CEO Dennis Oates commented: “Recovery continued in the fourth quarter as measured by the sequential growth in both our topline and premium alloy sales, and in our backlog, all mainly driven by improving demand in the aerospace market. In fact, our backlog at the end of 2021 reached a record $134.5 million on continued solid order entry. Delivery of those products is scheduled throughout 2022.

“Profitability also advanced in the fourth quarter, with our gross margin increasing to 8.7% of sales compared to 6.2% of sales in the 2021 third quarter. The fourth quarter gross margin was the highest reported since the fourth quarter of 2019. Even so, continued supply chain bottlenecks along with labor shortages compounded by employee absences due to continuing COVID-related challenges restrained our progress in the fourth quarter, and production levels did not fully meet our targets.

“Growth in our aerospace sales picked up in the fourth quarter, increasing 15.7% sequentially versus sequential growth of 4% in the 2021 third quarter. Our aerospace sales improved 49.6% from the fourth quarter of 2020 and represented 60% of total fourth quarter 2021 sales. Supply chains have started to replenish inventories and gear-up for planned commercial aircraft build-rate increases starting this year. Demand for new airplanes is driven by the recovery in air travel and increased demand for business jets and freighters, in addition to the economic advantages to airlines of new airplanes. Defense spending remains solid.

“Heavy equipment market sales resumed growth in the fourth quarter, increasing 18.8% sequentially aided by recovery in industrial businesses as well as model changeovers to electric vehicles in the automotive market. Heavy equipment remained our second largest market at 21% of sales. Sales to the power generation and general industrial markets also showed strong sequential improvement in the fourth quarter, rising 39.4% and 17.6%, respectively.

“Our sales to the oil & gas market remained level with the third quarter but rose 77.6% from the fourth quarter of 2020. Drilling activity continues to point to further recovery in market demand with oil prices remaining at a seven-year high and natural gas prices up 25% in the fourth quarter alone.

“Our operating leverage continued to improve in the fourth quarter with a rise in our activity levels, including a 12% sequential increase in our shipments. In addition, our surcharges and base price increases are offsetting increases in raw material costs and general inflationary trends.

“We remain focused on restoring our profitability and controlling working capital in 2022, even as we ramp up operations to meet our record backlog. Through our capital investment in 2021, we successfully added a new vacuum arc re-melting (VAR) furnace in our North Jackson facility, which has been installed, commissioned, and integrated into our operations. We have also added an 18-ton vacuum induction melting (VIM) crucible, which expands our vacuum induction melting capacity to support the growth of premium alloy products, and improves the efficiency of our melt operations. The VIM crucible is in the final stage of commissioning.

“As part of our strategic plan for 2022, we are pleased to announce that our Board has now authorized the acquisition of two additional VAR furnaces to further support our growth and efficiency, and expand our product applications.”

Mr. Oates concluded: “As 2021 came to a close and 2022 begins, we see our markets coming back and, through our operational initiatives, we are in a much stronger position than one year ago. While supply chain and other issues will continue to present challenges, we remain determined to make further progress in the coming year and take full advantage of our recovering markets, especially aerospace. Our plan is to achieve sequential improvement in each quarter of 2022. The tireless efforts of our team, the support of our customers and our focus on providing critical products to our markets give us confidence in our future.”

Quarterly and Full Year Results of Operations

For full year 2021, net sales totaled $155.9 million compared with $179.7 million in 2020. Sales of premium alloys were $26.4 million, or 16.9% of sales, in 2021, compared with $35.2 million, or 19.6% of sales, in 2020.

The net loss for the fourth quarter of 2021 was $1.6 million, or $0.18 per diluted share. In the third quarter of 2021, the Company recorded net income of $7.9 million, or $0.87 per diluted share, which included a gain of $10 million due to forgiveness of a term note from the Paycheck Protection Program (PPP). Before the PPP gain, the net loss for the third quarter of 2021 was $2.1 million. In the fourth quarter of 2020, the net loss was $7.3 million, or $0.83 per diluted share. Results included pretax fixed cost absorption charges of $1.5 million in the third quarter of 2021 and $3.8 million in the fourth quarter of 2020. There were no pretax fixed cost absorption charges in the fourth quarter of 2021.

The Company’s EBITDA for the fourth quarter of 2021 was $4.1 million while adjusted EBITDA was $4.0 million.

Managed working capital was $136.9 million at December 31, 2021 compared with $124.4 million at September 30, 2021, and $114.1 million at the end of the fourth quarter of 2020. Inventory was $140.7 million at the end of the fourth quarter of 2021, compared with $135.6 million at the end of the third quarter of 2021, and $111.4 million at the end of the 2020 fourth quarter. The increase in inventory in the most recent quarter reflects increased work in process to support backlog growth and higher raw material prices.

Backlog (before surcharges) increased 7.5% to $134.5 million at December 31, 2021 from $125.1 million at September 30, 2021, and increased 180.5% from $48.0 million at the end of the fourth quarter of 2020.

The Company’s total debt at December 31, 2021 was $69.2 million, compared with $51.5 million at September 30, 2021, and $50.2 million at December 31, 2020.

Capital expenditures for the fourth quarter of 2021 totaled $4.6 million, compared with $2.0 million for the third quarter of 2021, and $0.7 million in the fourth quarter of 2020. Full year 2021 capital expenditures totaled $11.1 million, which is in line with the Company’s projection for the year and supportive of its strategic growth objectives.

Conference Call and Webcast

The Company has scheduled a conference call for today, January 26th, at 10:00 a.m. (Eastern) to discuss fourth quarter and full year 2021 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 3819539. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2022.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on our facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	43,225	31,324	155,934	179,731
Cost of products sold	39,478	36,399	147,963	182,387

Gross margin	3,747	(5,075)	7,971	(2,656)
Selling, general and administrative expenses	4,851	4,203	20,243	19,752

Operating loss	(1,104)	(9,278)	(12,272)	(22,408)
Interest expense	577	552	1,989	2,784
Deferred financing amortization	56	56	225	225
Gain on extinguishment of debt	—	—	(10,000)	—
Other (income), net	(478)	(730)	(445)	(1,123)

Loss before income taxes	(1,259)	(9,156)	(4,041)	(24,294)
Income taxes	367	(1,851)	(3,283)	(5,247)

Net loss	$(1,626)	$(7,305)	$(758)	$(19,047)

Net loss per common share - Basic	$(0.18)	$(0.83)	$(0.09)	$(2.16)

Net loss per common share - Diluted	$(0.18)	$(0.83)	$(0.09)	$(2.16)

Weighted average shares of common stock outstanding
Basic	8,924,003	8,834,146	8,907,908	8,818,974
Diluted	8,924,003	8,834,146	8,907,908	8,818,974

MARKET SEGMENT INFORMATION

	Three Months Ended December 31,		Year ended December 31,
Net Sales	2021	2020	2021	2020
Service centers	$30,219	$22,245	$110,404	$126,122
Original equipment manufacturers	4,094	4,159	15,011	20,783
Rerollers	3,429	2,316	17,058	15,928
Forgers	4,823	2,217	11,835	14,244
Conversion services and other sales	660	387	1,626	2,654

Total net sales	$43,225	$31,324	$155,934	$179,731

Tons shipped	6,883	5,669	27,343	30,821

MELT TYPE INFORMATION

	Three Months Ended December 31,		Year ended December 31,
Net Sales	2021	2020	2021	2020
Specialty alloys	$35,525	$24,969	$127,885	$141,838
Premium alloys *	7,040	5,968	26,423	35,239
Conversion services and other sales	660	387	1,626	2,654

Total net sales	$43,225	$31,324	$155,934	$179,731

END MARKET INFORMATION **

	Three Months Ended December 31,		Year ended December 31,
Net Sales	2021	2020	2021	2020
Aerospace	$25,748	$17,214	$91,546	$121,900
Power generation	1,181	956	4,634	6,879
Oil & gas	4,061	2,287	15,106	13,065
Heavy equipment	9,043	6,036	34,010	22,400
General industrial, conversion services and other sales	3,192	4,831	10,637	15,487

Total net sales	$43,225	$31,324	$155,934	$179,731

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
Assets
Cash	$118	$164
Accounts receivable, net	21,192	18,101
Inventory, net	140,684	111,380
Other current assets	8,567	7,471

Total current assets	170,561	137,116
Property, plant and equipment, net	159,162	164,983
Other long-term assets	909	947

Total assets	$330,632	$303,046

Liabilities and Stockholders’ Equity
Accounts payable	$24,000	$12,632
Accrued employment costs	4,303	1,826
Current portion of long-term debt	2,392	16,713
Other current liabilities	943	2,722

Total current liabilities	31,638	33,893
Long-term debt, net	66,852	33,471
Deferred income taxes	2,461	5,725
Other long-term liabilities, net	3,360	4,277

Total liabilities	104,311	77,366
Stockholders’ equity	226,321	225,680

Total liabilities and stockholders’ equity	$330,632	$303,046

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended
	December 31,
	2021	2020
Operating activities:
Net loss	$(758)	$(19,047)
Adjustments for non-cash items:
Depreciation and amortization	19,300	19,449
Gain on extinguishment of debt	(10,000)	—
Deferred income tax	(3,238)	(5,231)
Share-based compensation expense	1,121	1,455
Changes in assets and liabilities:
Accounts receivable, net	(3,091)	17,494
Inventory, net	(30,986)	34,326
Accounts payable	10,938	(25,282)
Accrued employment costs	2,477	(1,983)
Income taxes	(3)	243
Other	(3,729)	2,387

Net cash (used in) provided by operating activities	(17,969)	23,811
Investing activity:
Capital expenditures	(11,105)	(9,157)

Net cash used in investing activity	(11,105)	(9,157)
Financing activities:
Borrowings under revolving credit facility	134,120	115,876
Payments on revolving credit facility	(96,602)	(136,877)
Proceeds from term loan facility	8,571	—
Proceeds from Paycheck Protection Program Note	—	10,000
Payments on term loan facility, capital leases, and notes	(16,715)	(3,809)
Payments of financing costs	(539)	—
Issuance of common stock under share-based plans	193	150

Net cash provided by (used in) financing activities	29,028	(14,660)

Net decrease in cash	(46)	(6)
Cash at beginning of period	164	170

Cash at end of period	$118	$164

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three Months ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss	$(1,626)	$(7,305)	$(758)	$(19,047)
Interest expense	577	552	1,989	2,784
Income taxes	367	(1,851)	(3,283)	(5,247)
Depreciation and amortization	4,821	4,728	19,300	19,449

EBITDA	4,139	(3,876)	17,248	(2,061)
Share-based compensation expense	289	326	1,121	1,455
Loss on sale of excess scrap	—	300	—	654
Fixed cost absorption direct charge	—	3,819	6,144	8,284
Employee severance costs	—	—	—	620
Gain on extinguishment of debt	—	—	(10,000)	—
Insurance-related (benefit)	(462)	(740)	(462)	(1,047)

Adjusted EBITDA	$3,966	$(171)	$14,051	$7,905